EXHIBIT 11.1
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                          QUARTER ENDED MARCH 31, 2000


Net income
                                                       $  100,393
                                                       ==========
Average shares outstanding                                560,318
Basic earnings per share                               $     0.18
                                                       ==========


Average shares outstanding                                560,318
Dilutive average shares outstanding under
  warrants and options                                    263,800
Exercise price                                         $    10.00
Assumed proceeds on exercise                           $2,638,000
Average market value                                   $    10.60
Less:  Treasury stock purchased with assumed proceeds
       from exercise of warrants and options              248,868
Adjusted average shares - diluted                         575,250
Diluted earnings per share                             $     0.17
                                                       ==========


     The stock of the Company is not traded on any public exchange. The average market value is derived from trades with one broker. Private sales may occur where management of the Company is unaware of the sales price.


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